Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ARCA BIOPHARMA, INC.

ARCA biopharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

1. The current name of the Corporation is ARCA biopharma, Inc. The date of filing of the original Certificate of Incorporation of ARCA biopharma, Inc. with the Secretary of State of the State of Delaware was March 16, 2004 under the name Nuvelo Merger Sub, Inc.

2. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 18, 2004 (as amended, the “Certificate of Incorporation”).

3. The existing Certificate of Incorporation is hereby amended to add Article XIII to the Certificate of Incorporation to read as follows:

“XIII.

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer.

Neither any amendment nor repeal of this Article XIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XIII, shall eliminate or reduce the effect of this Article XIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article XIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of 242 of the General Corporation Law.

6. This Certificate of Amendment shall become effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned authorized officer of the Corporation as of this 29th day of August, 2024.

By:	/s/ C. Jeffrey Dekker
Name: C. Jeffrey Dekker
Title: Chief Financial Officer